EXHIBIT A









February 11, 2000



Dear Investor:

CRICO Hotel Associates L.P., as general partner of CRI Hotel Income Partners L.P. (CHIPS), regrets to announce that the partnership will not make a quarterly distribution for the fourth quarter of 1999.

The 1998 and 1999 operations of the five Days Inn hotels in which CHIPS has invested have been negatively impacted by increased competition in the mid-range hotel industry. Reasonable interest rates and a booming economy over the past several years have led to the construction of new hotels. CHIPS' Days Inn hotels which, although well maintained and periodically refurbished, range from 14 to 32 years old, have found it more difficult to compete with new or refurbished hotels in their marketplaces. As a result, the occupancy and room rates of the CHIPS' hotels, in the aggregate, have decreased overall for the last two years. These decreases, combined with the monthly debt service payments as a result of the required 1997 refinancing, have resulted in decreased net cash flow to CHIPS of approximately $200,000 in 1999 versus 1998.

Currently, CHIPS' cash flow is limited and its cash reserves are at a minimum. The temporary suspension of distributions should allow CHIPS to replenish its reserves. The general partner will continue to monitor and evaluate the first and second quarter 2000 cash position to determine when it will be possible to resume distributions.

The financial statements of CHIPS are currently undergoing their annual audit. The financial statements and the related information will be mailed to you in May 2000. In the meantime, if you have any questions, please call CRI Investment Communications at 301-231-0384.

Very truly yours,
CRI HOTEL INCOME PARTNERS, L.P.

By:  CRICO Hotel Associates I, L.P.
     its General Partner
     By:  C.R.I., Inc.
     its General Partner



     William B. Dockser                 H. William Willoughby
     Chairman of the Board              President